Technology License Agreement

This Technology License Agreement (the “Agreement”) is entered into on this 12th day of April, 2019 ("Effective Date") between Hydro Dynamics, Inc., a Georgia corporation with an office located at 8 Redmond Court, Rome, Georgia (HDI) and NewBridge Global Ventures, Inc (NB) a Delaware Corporation with offices at 2545 Santa Clara Avenue, Alameda, California. Each of the above is a “Party” and jointly the “Parties”.

      Background

On February 28, 2019, HDI and NB entered into a Memorandum of Understanding (the “February MOU”) that contained very general provisions regarding the Parties’ intent to undertake collaborative business activities in the future.  The February MOU was legally binding regarding the use by NB and the provision by HDI of certain HDI resources, i.e., the dedication of a certain amount of time of Doug Mancosky PhD, an HDI executive, to consult with NB regarding NB’s proposed projects in the Cannabis Industry (defined below), for an agreed payment by NB to HDI of cash and NB stock.  The February MOU also addressed the possibility of HDI and NB entering into a future agreement related to HDI’s Intellectual Property and other valuable assets of HDI  that were not related to Dr. Mancosky’s services.  This Agreement, sets forth the legally binding agreement between NB and HDI and incorporates the obligations in the February MOU and the Parties’ respective mutual obligations going forward for HDI to license the HDI Technology to NB and for NB to make certain payments of cash and stock in exchange for such license rights and services of Dr. Mancosky, all as set forth in this Agreement. This Agreement when executed shall supersede the rights and obligations set out in the February MOU.

Recitals

Whereas, HDI is the owner of certain Technology called ShockWave Power™. HDI owns Intellectual Property (“IP”, defined below), manifested in Patents, Trade Secrets, and Know How, which are embodied in HDI’s proprietary ShockWave Power Reactor/Extractor (“SPR™), and which IP is useful in a variety of industries including but not limited to those industries that extract, mix, heat, hydrate, homogenize and crystallize materials;

Whereas, NB is a US public company acquiring and currently operating a vertically integrated portfolio of legal cannabis and hemp companies; and

Whereas NB desires to license certain of HDI’s IP (the “HDI Technology”) from HDI and HDI desires to license certain technology to NB for use in the Field of Use in the Territory, all as set forth herein.

Now Therefore, HDI and NB, intending to be legally bound, agree as follows:

1.00 Certain Definitions:  As used herein, the following terms have the meanings set beside each term, as follows:

1.01  “Cannabis Industry” means the industry where cannabis oils and other compounds containing cannabis (“Cannabis Materials”, defined below) are derived from the cannabis sativa, cannabis indica, and cannabis ruderalis plants, including marijuana and hemp, either singularly or by mixing with substances  other than cannabis oils.

1.02 “Cannabis Application”  means the use of the HDI Technology to achieve a specific result when processing only “Cannabis Materials”.

1.03  “ShockWave Power Reactor/Xtractor (SPR™”) means HDI’s proprietary device that embodies the HDI Technology in performing multiple heating, mixing and extraction functions.

1.04 “Standalone SPR” means an SPR mounted on a skid containing no other equipment other than that necessary to run the SPR.

1.05 “HDI Technology” or “Licensed Technology” means the patents (as set forth in exhibit B) Know-How, trade secrets and other Intellectual Property of HDI that exist as of the date of this Agreement and that are useful in processing Cannabis Materials.

1.06 “Cannabis Materials” means cannabis oils and other compounds containing cannabis.

1.07 “Improvements” means any enhancements, additions, changes or improvements to all or any part of the Intellectual Property which are presently in development or hereafter developed.

1.08  “Intellectual Property” or “IP” means any and all inventions, innovations, discoveries, patents and  applications therefor existing now or in the future and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, any invention disclosures, all trade secrets, all Improvements, Know-How, Confidential Information,  and all goodwill associated therewith throughout the world, related directly or indirectly in any way, or useful with respect to, the Licensed Technology.

1.09 “Know-How” means technical and other information which is not in the public domain including information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, inventions, techniques, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development) processes ( laboratory records, chemical, clinical, analytical and quality data, trial data, case report forms, data analyses, reports, manufacturing data) or summaries thereof.

1.10 “License” has the meaning set forth in Section 2 below.

1.11  “Market Price” means the average of  the trading closing price of NB stock on any US stock exchange for the ten trading days prior to the date of conversion of certain indebtedness to HDI owed by NB pursuant to section 3 hereof.

1.12 “Joint Venture” or JV”  means a cooperative enterprise entered into by NB and another person or business entity for the purpose of processing cannabis with the SPR.

1.13  “Disclosing Party”  means a party hereto that discloses any of its Confidential Information   to the other party.

1.14 “Confidential Information”  means any technical, business, financial or other information which a Party deems to be confidential, proprietary and non-public information, which such Party discloses to the other party under this Agreement, whether disclosed orally, visually, by inspection of a sample or a facility, or through any other medium, and which is either (i) identified by a party as confidential or proprietary, whether or not patented or patentable before or at the time of such disclosure or within thirty (30) days following such disclosure, or (ii) which under the circumstances surrounding disclosure should in good faith be treated as confidential.  All information in any form, whatsoever relating to the ShockWave Power™ Reactor and all technology, Know-how, expertise, and other Intellectual Property embodied thereby or embedded therein whether or not patented or patentable, now existing or hereafter developed by any party hereto or any other third party, including any Improvements, additions, enhancements, derivatives, expertise or know-how created or developed as a result of any evaluation, analysis, testing or other work with respect thereto is expressly included in HDI’s Confidential Information. Each party shall be deemed the sole and the exclusive owner of its Confidential Information.

The term “Confidential Information" does not include, however, information which (a) is or becomes generally available through no breach of this Agreement, (b) is already known to the Receiving party at the time of disclosure by the other party as evidenced by written records or, (c) is lawfully acquired by the Receiving party from a third party having the legal right to transmit the same.

1.15 “Conversion Price” has the meaning set forth in Section 4.B below

1.16  “Receiving Party  means a party hereto that receives Confidential information of the other party.

1.17 “Term” means the period of time from the Effective Date of this Agreement until the date of  expiration or termination of this Agreement.

1.18   “Affiliate” of a Party means a corporation or entity that Controls or is Controlled by the Party, or that is Controlled by the same person or persons who Control the Party. "Control" means (i) in relation to a person that is a corporation, the ownership of, or right to vote, directly or indirectly, voting securities of such person carrying fifty percent (50%) or more of the voting rights attaching to all voting securities of such person or the ownership, directly or indirectly, of other interest entitling the holder to elect a majority of its board of directors; and (ii) in relation to a person that is a partnership, limited partnership, limited liability company, business trust or other similar entity, the ownership, directly or indirectly, of voting securities of such person carrying fifty percent (50%) or more of the voting rights attaching to all voting securities of the person or the ownership of other interests entitling the holder to exercise control and direction over the activities of such person.

2. License Grant  Subject to all the definitions, terms, conditions and limitations of this Agreement, HDI (also sometimes referred to herein as “Licensor”) hereby grants to NB (also sometimes referred to herein as “Licensee”) for the Term, an exclusive, world-wide, License to use the HDI Technology solely in the Cannabis Application, for the purpose of processing Cannabis Materials using the SPR in the Cannabis Industry. (The aforesaid license grant is herein sometimes referred to as the “License”). Section 2.B below sets forth certain specific exclusions from this license grant.

A. Illustrative,  but not all, areas of use of the Licensed Technology covered by this Agreement are:

(i) UV light for decarboxylation of THC

(ii) Crystallization of CBD or THC

(iii) mixing of cannabis oil with other substances to create foods, beverages, or other products which are themselves not cannabis oils

(iv) Use of Electrochemistry or UltraViolate (UV) SPR’s or other advanced oxidation materials to produce radicals for the production of CBN

(v)  Hydrogenation of cannabis  oils

(vi) processing of hemp oils for biofuels.

(vii) Development of an SPR for supercritical CO2,

B. For the avoidance of doubt, this License does not include or in any way affect any rights granted to EcoXtraction, LLC (ECO) under the Assignment and License Agreement between ECO and HDI dated 3-26-18. Also this License with NB does not include processing unregulated Cannabis Material for flavoring in industries such as beer, wine and liquor, which uses are reserved to HDI and/or its customers, or other Parties authorized by HDI and may involve extraction of incidental amounts of Cannabis Material relative to the primary, non-cannabis extraction process. (iii) This License does not include processing unregulated hemp fiber used in, for example, textiles, paper, biomass, and other  industries.

C. This License includes the right of NB to sublicense to any Affiliate of NB, or to any other party with HDI’s advance written consent which shall not be unreasonably withheld.  NB shall provide HDI with a copy of any proposed sublicense agreement prior to execution by NB.  Any sublicense must provide that it is subject to the terms and conditions of this License and such sublicense shall terminate upon termination or expiration of this License.

D. Any new  or improved IP developed  by either Party or by both Parties jointly during the Term of this License related to the SPR shall be owned exclusively by HDI, provided that all such Improvements related to the SPR shall be deemed to be HDI Technology and included in the License to the extent such Improvements are  related to processing Cannabis Materials and hereby assigns to HDI any such new IP and agrees to sign documentation requested by HDI to evidence HDI’s  exclusive ownership of such IP.

 3. License Fee: As partial consideration for the License hereby granted under this Agreement, NB shall compensate HDI in fixed cash payments, revenue sharing and shares of common stock of NB as follows:

Cash Component:

A. Cash Payments:

3A(i) NB will Pay US $60,000 to HDI in full as soon as NB has available cash but not later than July 3, 2019.

3A(ii) NB will pay US$500,000 to HDI in four semiannual payments of US$125,000 each, with the first installment of US$125,000 being due and payable not later than January 15, 2020, and each ensuing installment of US$125,000 will be payable on July 15, 2020, January 15, 2021 and the final payment being due and payable on July 15, 2021.  HDI is hereby granted the right to convert this obligation into NB common stock under the terms and conditions described in Section 4A and 4B below.

3A(iii) NB will pay a License Maintenance Fee of US$100,000 annually beginning January 15, 2022 and on January 15 of each year thereafter during the Term.

 3A(iv) HDI will participate in a revenue sharing plan with NB in which NB and its affiliates/subsidiaries (including CleanWave Labs, LLC) will pay HDI 3% of net revenues from the sale of HDI SPR equipment or net lease revenue derived from HDI SPR equipment from NB and its affiliates/subsidiaries (including Clean Wave Labs, LLC) activities.

 3A(v)  HDI can sell “Stand Alone SPRs” to the general cannabis market with NB approval of each individual customer prior to a sale.  .  HDI will pay NB a participation fee for any agreed upon sales to a “Stand Alone SPR” customer.

B. Stock Component

3B NB will issue to HDI 2,125,000 shares of NB common stock within 7 days after the Effective Date of this Agreement. NB will fill a registration statement to register these shares with the US Securities and Exchange Commission and/or the Canadian equivalent within 60 days after the Effective Date to enable HDI to sell such shares on the public market and will maintain such registration as effective for a period of at least one year after the Effective Date.

C.  Fully Vested

3C  Upon execution of this Agreement by both Parties, HDI’S rights to receive the cash component payments under Section 3.A(ii) above, and to receive the Stock Component of 2,125,000 shares of NB common stock under Section 3.B above, shall be fully vested,  irrevocable and not subject to any further conditions or  performance by HDI

4. Conversion of US$500,000 Payment into Equity.  NB will make a good faith effort to have at least 250,000 shares of NB stock owned by HDI included in any public offering on the Canadian and/or a United States (US) stock exchange in 2019

4A.  If HDI is allowed to sell in a public offering at least 250,000 shares in any offering in Canada or the US, prior to January 15, 2020, HDI must convert, prior to January 15, 2020, the entire US$500,000 indebtedness provided in Section 3.A(ii) above into additional shares of NB common stock at a conversion price equal to the lower of the Market Price at the time of conversion, or US$1.00 per share,  provided that the conversion price shall not be less than US$.75 per share (the “Conversion Price”).

4B. If at least 250,000 NB shares owned by HDI are not included in a public offering prior to January 15, 2020, then HDI has the right, but not the obligation, to convert all or any portion of such US$500,000 into NB stock at the Conversion Price at the time of conversion.  If HDI chooses to convert debt into stock, conversion must occur before the first installment of US$125,000 is due from NB on January 15, 2020.  If HDI does not convert any of the US$500,000 debt to stock prior to that date, NB will make the four semi annual payments to HDI with final payment due July 15, 2021. If HDI converts a portion of the indebtedness, then the portion so converted shall be applied to the first payments due under Section 3.A(ii) above.

5. Purchase and Sale of SPR’s

5(i) HDI will manufacture and NB will purchase from HDI exclusively all requirements of SPR’s for NB’s internal use and for use by any JV or partnerships in which NB has ownership at predetermined pricing based on certain specifications for processing Cannabis Materials. For the avoidance of doubt, the Parties agree that this License does not include manufacturing rights, all of which are retained by HDI.

5(ii) HDI will also manufacture SPRs for use by JV partners that purchase or lease SPR’s from NB that are included as a component of a system sold or leased to such partners for processing Cannabis Materials.

5(iii) Specifications and approximate pricing for sales or leases of SPRs in 5(i) or 5(ii) that were jointly prepared by NB and HDI personnel are listed in Exhibit A

    It is HDI’s goal to make such SPR sales to NB at very competitive pricing, realizing that HDI and NB’s long term value comes from an increase in NB’s stock price, not margins on sales or leasing of SPR’s.

6. Confidentiality.  Each party recognizes the importance to the other of the other’s Confidential Information, including  but not limited to the HDI Technology, and any IP of NB. Accordingly, each Party agrees as follows:

6.1 Each Party, for itself and its officers and employees, Affiliates and JV Partners, agrees to hold Confidential Information in strict confidence and not to disclose same to any other third party, without the written consent of the other Party hereto. Each Party, for itself and on behalf of its officers, employees and affiliates, acknowledges that all Confidential Information is and shall remain the exclusive and proprietary property of the Disclosing

Party, and the Receiving Party shall have no proprietary or other interest therein. Each Party agrees not to use the other Party’s Confidential Information in any way directly or indirectly detrimental to the Disclosing Party or for any purpose other than the furtherance of a the rights and fulfilment of the obligations of the respective Parties hereunder. Moreover, the Receiving Party agrees not to take any action to seek to invent, devise or create any device, system, or invention, or attempt to reverse engineer or disassemble any Confidential Information of a Disclosing Party, or to seek any patent that utilizes or is based on any Confidential Information of the Disclosing Party. In the event that a Party becomes legally compelled to disclose any of the other Party’s Confidential Information, such Party shall provide the other Party with prompt prior written notice of such requirement and exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information or that the Disclosing Party has a reasonable opportunity to oppose said disclosure.

6.2 The obligations of the Parties in this Section shall continue during the Term hereof and for a period of three (3) years from the date of termination of this Agreement, and with respect to any Confidential Information qualifying as a trade secret under applicable laws, for the longest statutory period applicable thereto. Documents or materials relating to the Confidential Information, and any copies thereof, in the possession of one Party shall be returned to the other Party at the end of such period or at any time upon said other Party’s written request.

6.3 Except to the extent expressly provided herein, neither this Agreement nor disclosure of any information by the Disclosing Party shall be deemed to vest any title or interest or grant any license, immunity or other right to the Receiving Party with regard to the Confidential Information, and no warranty, express or implied, as to the accuracy or completeness of the Confidential Information is provided by the Disclosing Party.  Each Party agrees not to solicit the employees of the other to leave such employment and to take employment with the other Party or any Affiliate thereof.

7. Term and Termination

7.1  Term

The Term of the License granted herein shall commence on the Effective Date and shall continue on a perpetual basis for so long as NB is in full compliance with its obligations under the Agreement, and provided that NB shall make the annual maintenance license fee payment through 2025. NB shall have the right to discontinue payments after 2025  in  which event the Liccense will terminate with a cessation of payments.  In addition this Agreement will terminate  upon an occurrence of an uncured Event of Default, or upon the occurrence of insolvency by NB as set forth below.

7.2  Events of Default

.  An “Event of Default” by either Party shall have occurred upon the occurrence of a breach of this Agreement if such breaching Party fails to remedy such nonpayment breach within thirty (30) days after written notice or within 10 day thereof in the case of a payment default; or if remediation of such non payment breach in such period is not practicable, if such Party fails to commence and diligently pursue such remediation during such period

7.3  Effect of an Event of Default

.  Upon the occurrence of an  Event of Default, which is not remedied, this agreement shall automatically terminate upon expiration of the remediation period described above. Provided that all amounts under 3A (i)(ii) and (iii)  are fully owed and all other amounts owed by NB hereunder for all periods through the date of termination shall be immediately due and payable in full upon the date of termination.

7.4 Insolvency

. LICENSEE shall be deemed bankrupt or insolvent; if the business or any assets or property of LICENSEE shall be placed in the hands of a receiver, assignee or trustee, whether by the voluntary act of LICENSEE or otherwise; if LICENSEE institutes or suffers to be instituted any procedure in bankruptcy court for reorganization or rearrangement of its financial affairs; or if LICENSEE makes a general assignment for the benefit of creditors, this Agreement shall immediately terminate unless such bankruptcy, insolvency or receivership or assignment for the benefit of creditors shall have been cured within sixty (60) days of such event occurring.  Upon occurrence of any of the foregoing events, this Agreement shall terminate immediately, provided however that all  amounts under 3A (i)(ii) and (iii)  are fully owed and all other amounts owed by NB hereunder for all periods through the date of termination  shall be immediately due and payable in full upon the date of termination.

8. Independent Contractors.  The Parties are independent contractors and not partners, joint venturers or otherwise affiliated and neither has any right or authority to bind the other in any way

9. Assignment.  The rights and obligations of the Parties under this Agreement may not be assigned or transferred (and any attempt to do so will be void) except (i) rights to payment of money may be assigned, and (ii) this Agreement and the rights and obligations hereunder may be assigned to an acquiror of all or substantially all the assets, business or stock of a Party. Provided that nothing herein will limit HDI’s ability to sell or transfer in accordance with applicable  law its NB stock acquired  by HDI hereunder or otherwise.

10. Miscellaneous

10.1 Amendment and Waiver—Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of the Parties.

10.2 Governing Law and Legal Actions

10.21 Governing Law; This agreement shall be governed by and construed and enforced in accordance with the laws of the state of Delaware.  In the event of any lawsuit between the Parties arising out of this MCA, the Parties agree that exclusive jurisdiction for any such lawsuit will be in the Federal or state courts sitting in Wilmington, Delaware if brought by HDI and will be in federal or state court sitting in Floyd County, Ga if Brought by NewBridge.  The Parties expressly consent to such exclusive jurisdiction and waive any objection thereto

10.3 Notices

    All notices, requests, demands and other communications required under this Agreement must be in writing and will be deemed to have been given or made and sufficient in all respects when delivered in person, by national overnight courier, or upon transmission by email (with no “undeliverable” reply from the recipient’s email server), to  the applicable physical or email addresses set forth in the signature block below

10.4 Entire Agreement—This Agreement supersedes all agreements, memorandums of understanding, proposals, oral or written, all negotiations, conversations, or discussions between or among the Parties relating to the subject matter of this Agreement and this supersedes without limiting the generality of the foregoing, this Agreement merges and supersedes the February 28, 2019 MOU which will be of no further force or effect. For the avoidance of doubt, this Agreement is completely separate and apart and unrelated in anyway to the Assignment and License Agreement between EcoXtraction and Hydro Dynamics dated 3-26-2018

  10.5 Severability—If any provision of this Agreement is held illegal, invalid or unenforceable by a court of competent jurisdiction, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

10.6    Headings: The headings of sections are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this License Agreement.

 10.7   Counterparts:  This License Agreement may be executed in two or more counterparts,     each of which shall be deemed an original and which together shall constitute one instrument.

10.8     Authority:  The person(s) signing on behalf of HDI and NB, respectively, hereby warrant and represent that they have authority to execute this License Agreement on behalf of the Party to this License Agreement for whom they have signed.

 10.9            Representation by Counsel:  The Parties to this License Agreement acknowledge that each of them has been represented by counsel in connection with the negotiation and drafting of this License Agreement and that no rule of strict construction shall be applied to either of them as the drafter of all or any part of this License Agreement

The Parties hereto agree to the provisions of the foregoing Technology License Agreement as of the Effective Date written above.

HYDRO DYNAMICS, INC.NEWBRIDGE GLOBAL VENTURES, INC.

By:By:

Name: _______________________________Name: ________________________________

Title: _________________________________Title: _________________________________

Exhibit A

Size and Pricing of SPRs

Schedule B

Patent Schedule Technology License Agreement